EXHIBIT 10.2

AMENDMENT TO
AMENDED AND RESTATED EXCLUSIVE AGENCY
AND MARKETING AGREEMENT
BETWEEN
MONSANTO COMPANY
AND THE SCOTTS COMPANY LLC

This AMENDMENT TO AMENDED AND RESTATED EXCLUSIVE AGENCY AND MARKETING AGREEMENT (this “Amendment”), effective as of May 15, 2015 (the “Effective Date”), is entered into by and between Monsanto Company, a Delaware corporation (“Monsanto”), and The Scotts Company LLC, an Ohio limited liability company (the “Agent”).

WHEREAS, Monsanto and the Agent entered into that certain Amended and Restated Exclusive Agency and Marketing Agreement, effective as of September 30, 1998, and amended and restated as of November 11, 1998 (such agreement, as it has been amended from time to time, the “Agreement”);

WHEREAS, Monsanto and the Agent are entering into a Lawn and Garden Brand Extension Agreement effective as of the date hereof (the “License Agreement”);

WHEREAS, Monsanto and the Agent are entering into a Commercialization and Technology Agreement effective as of the date hereof (the “Joint Technology Agreement” and, together with this Amendment and the License Agreement, the “2015 Agreements”); and

WHEREAS, Monsanto and the Agent desire to further amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Monsanto and the Agent agree as follows:

ARTICLE I
AMENDMENTS

Section 1.01    Capitalized Terms. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

Section 1.02    Amendments Related to Included Markets.

(a)	Schedule 1.1(a) attached to the Agreement, as amended from time to time, is hereby deleted in its entirety and replaced with the Schedule 1.1(a) attached to this Amendment.

(b)	The following definitions included in Section 1.1 of the Agreement are hereby deleted in their entirety and replaced with the following text:

““Excluded Markets” means (i) Japan; (ii) any country subject to a comprehensive U.S. trade embargo (currently Cuba, Iran, North Korea, Sudan, Syria and Burma); (iii) countries subject to other relevant embargos and trade restrictions to the extent that such relevant embargos and trade restrictions would materially adversely impact either party’s ability to fulfill such party’s duties and obligations under this Agreement; and (iv) each other country expressly excluded from Included Markets.”

““Included Markets” means every country throughout the world, other than the Excluded Markets; provided, however, that the list of Included Markets may be amended from time to time pursuant to Section 2.5 below.”

(c)	Section 1.1 of the Agreement is hereby amended by adding the following text as defined terms into Section 1.1 in alphabetical order:

““Activated Included Markets” means those Included Markets that are currently being serviced by the Agent, which are listed on Schedule 1.1(a).”

““Transition Markets” means Hungary, New Zealand, Portugal, Russia, the Republic of South Africa, Spain, Switzerland and Ukraine.”

““Unactivated Included Markets” shall have the meaning set forth in Section 2.5(b).”

(d)	Article 2 of the Agreement is hereby amended by adding, immediately after Section 2.4 of the Agreement, as Section 2.5, the following text:

“Section 2.5    Changes to Markets.

(a)    Subject to the terms of this Section 2.5, the Included Markets, the Activated Included Markets or the Excluded Markets may be amended from time to time as more particularly set forth below.

(b)    Monsanto agrees that it will not promote, distribute or sell Roundup Products in any Excluded Market (other than the Transition Markets during the period of transition) without first complying with the provisions of this Section 2.5(b) and Section 2.5(c). Either Monsanto or the Agent may propose to the Steering Committee moving an Excluded Market to the list of Included Markets or commencing distribution of Roundup Products in an Included Market that is not currently being serviced by the Agent and adding such Included Market to Schedule 1.1 as an Activated Included Market (any Included Market that is not being serviced by the Agent, other than any of the Transition Markets, are “Unactivated Included Markets”) by providing a proposal (the “Included Markets Proposal”) to the Steering Committee including the proposed (i) term (i.e., duration of amendment or transition period), (ii) adjustment to the calculation for the Commission, and (iii) adjustment to the

Commission Thresholds. The parties agree to negotiate in good faith with respect to the terms of any such Included Markets Proposal with the goal of benefitting the Roundup P&L.

(c)    If the Agent affirmatively rejects an Included Markets Proposal made by Monsanto by delivering a written notice to Monsanto within sixty (60) days after the delivery of the Included Markets Proposal, then such Included Market shall be considered an Excluded Market; and in all Excluded Markets Monsanto shall have the exclusive right to promote, distribute and sell Roundup Products in any such country or countries and otherwise expand Monsanto’s Roundup L&G Business; provided, that if, after the Agent rejects an Included Markets Proposal, Monsanto materially changes the economic terms of such Included Markets Proposal in a manner that would have made the Included Markets Proposal more attractive to the Roundup P&L to offer it to another agent or distributor, such revised proposal shall be treated as a new Included Markets Proposal for purposes of this Section 2.5 except that the Agent shall have a thirty (30) day period in lieu of the sixty (60) day period set forth above.

(d)    The Steering Committee may either accept or reject any Included Markets Proposal made to the Steering Committee pursuant to Section 2.5(b) in its sole and reasonable discretion; provided, that the Steering Committee shall not reject any Included Markets Proposal unless it is reasonably demonstrable that the acceptance of such Included Markets Proposal would have an adverse effect on Monsanto balanced against the potential benefit to the Roundup P&L; provided, further, that, without the prior written consent of the Agent, the Steering Committee may not accept any proposal to remove an Included Market, unless Monsanto can reasonably demonstrate that the continued inclusion of such Included Market would have a significant adverse effect on Monsanto balanced against the benefits to the Roundup P&L. The parties agree that any disputes arising under this Section 2.5(d) will be resolved in the manner set forth in Section 10.4(g).

(e)    Subject to Section 2.5(d), if the Steering Committee accepts the proposal for modification, then the modifications to the Included Markets or Excluded Markets shall, without further action or amendment, be included within the definition of Included Markets or Excluded Markets, as the case may be, and subject to the terms and conditions of this Agreement unless the parties otherwise expressly agree in writing, and if such accepted proposal is to activate an Included Market, then such new Activated Included Market shall be added to Schedule 1.1(a).

(f)    Notwithstanding the foregoing, neither party shall have any obligation with respect to any Unactivated Included Market unless and until the Steering Committee approves commencement of distribution of Roundup Products in such market for purposes of this Agreement.”

Section 1.03    Assignment of Distribution Agreements. Upon execution of this Amendment, Monsanto and the Agent shall work in good faith to assign or otherwise transition to the Agent any distribution agreements, to the extent that such agreements are assignable in accordance with their terms, relating to Monsanto’s distribution and sale of Roundup Products in the Transition Markets.

Section 1.04    Amendments Related to EU Term Changes.

(a)	Section 10.1 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“Section 10.1    Term. This Agreement shall commence as of the Effective Date and shall continue unless and until terminated as provided herein.”

(b)	Section 10.2 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“Section 10.2    Reserved.”

(c)	Section 10.3 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“Section 10.3    Reserved.”

(d)	The Agreement is hereby amended by deleting all related references to the EU Term and EU Countries.

Section 1.05    Amendments Related to Roundup Sale.

(a)	Section 1.1 of the Agreement is hereby amended by adding the following text as defined terms into Section 1.1 in alphabetical order:

““Exclusive Roundup Sale Period” shall have the meaning set forth in Section 10.6(a)(iii)(A).”

““Roundup Offering Materials” means any and all written descriptions of, solicitations or proposals with respect to or any information delivered in connection with, in each case, a potential Roundup Sale that are provided by Monsanto to any third party, or finalized for provision to a third party, for their evaluation of participation in a potential Roundup Sale, including, without limitation, relevant historical financial information and projections, along with a written summary of any additional information supplied orally by Monsanto to such third parties.”

““Roundup Quiet Period” shall have the meaning set forth in Section 10.6(a)(iii)(A).”

““Roundup Sale Notice” shall have the meaning set forth in Section 10.6(a)(i).”

““Roundup Sale Notice Trigger” shall have the meaning set forth in Section 10.6(a)(i).”

““Roundup Superior Offer” means a bona fide written offer with respect to a Roundup Sale, which the board of directors of Monsanto (or its authorized delegates) determines (i) is more favorable, taking into account all relevant legal, financial and regulatory aspects, to Monsanto’s stockholders than the transactions contemplated by the most recent proposal made by the Agent with respect to a Roundup Sale, taking into account the contents of all information and documentation delivered in connection with such proposal; provided, that, in determining whether the price terms of such bona fide written offer are more favorable, the board of directors of Monsanto (or its authorized delegates) may not discount the Agent’s most recent proposal as a result of the fact that the Termination Fee is an offset or credit against the total purchase price; (ii) the failure of the board of directors of Monsanto (or its authorized delegates) to approve or recommend such offer would be inconsistent with its fiduciary duties under applicable law; (iii) the financing for which is fully committed or reasonably likely to be obtained; and (iv) is reasonably expected to be consummated on a timely basis.”

(b)	Section 10.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following text:

“(a)    Roundup Sale Procedures.

(i)    Right of First Offer. If Monsanto (A) receives an unsolicited proposal with respect to a potential Roundup Sale and responds in any manner, other than rejecting such proposal, (B) solicits or makes a formal determination to solicit or make any proposal with respect to a potential Roundup Sale or (C) enters into an agreement relating to the provision of information with respect to a potential Roundup Sale (each a “Roundup Sale Notice Trigger”), the Agent shall have the rights as set forth in this Section 10.6 with respect to any such Roundup Sale and Monsanto shall promptly provide written notice to the Agent of such Roundup Sale as set forth in Section 10.6(a)(ii) (a “Roundup Sale Notice”). For the avoidance of doubt, the provisions of this Section 10.6(a) shall apply to any and all potential Roundup Sales.

(ii)     Roundup Sale Notice. Upon the occurrence of a Roundup Sale Notice Trigger, Monsanto shall promptly provide a Roundup Sale Notice to the Agent along with all Roundup Offering Materials (subject to Monsanto entering into a confidentiality agreement on commercially reasonable terms with the Agent with respect to such Roundup Offering Materials). After the occurrence of a Roundup Sale Notice Trigger, if Monsanto delivers any Roundup Offering Materials to a third party that contain material deviations from the Roundup Offering Materials previously provided to the Agent, Monsanto shall provide copies of such Roundup Offering Materials to the Agent promptly after such delivery.

(iii)     Exclusivity.

(A) For a period of sixty (60) days from the last date of receipt by the Agent of the Roundup Sale Notice and any related Roundup Offering Materials as set forth in Section 10.6(a)(ii) (the “Exclusive Roundup Sale Period”), Monsanto agrees to negotiate in good faith with the Agent on an exclusive basis with respect to any potential Roundup Sale. If and only if Monsanto has complied with the provisions of the preceding sentence and no definitive agreement has been entered into with the Agent or one of its Affiliates with respect to a Roundup Sale, then following the Exclusive Roundup Sale Period, Monsanto may then make solicitations to, or otherwise negotiate with, a third party or parties with respect to a Roundup Sale and may provide the Roundup Offering Materials previously provided to the Agent to any such third party or parties in connection with a process to pursue a Roundup Sale. In the event that Monsanto engages in a process in which it seeks bids or proposals from more than one third party in connection with a contemplated Roundup Sale, the Agent shall be entitled to a fifteen (15) day exclusive negotiation period following the receipt and review by Monsanto of all bids or proposals (the “Roundup Quiet Period”), provided that, in determining the value of the price terms of the Agent’s bid, Monsanto shall not discount the Agent’s bid as a result of the fact that the Termination Fee is an offset or credit against the total purchase price, and that, during the Roundup Quiet Period, the Agent shall have the right to revise its original bid but shall not have the right to review the terms of any other bids or proposals. Monsanto may consummate a Roundup Sale with any third party only if such Roundup Sale is made pursuant to the acceptance by Monsanto of a Roundup Superior Offer.

(B) During the Exclusive Roundup Sale Period, neither Monsanto nor any of its Affiliates shall, directly or indirectly through its or their agents, employees or representatives or otherwise, solicit, or cause the solicitation of, or in any way encourage the making of, any offer, proposal or indication of interest involving a Roundup Sale or negotiate with, respond to any inquiry from (except for “no comment” or another statement agreed to by the Agent), cooperate with or furnish or cause or authorize to be furnished any information to, any third party or its agents, employees or representatives with respect thereto, or disclose to any third party that a Roundup Sale Notice has been provided to the Agent. Monsanto will immediately advise the Agent of any offer, proposal or indication of interest received by Monsanto or its Affiliates with respect to a Roundup Sale during the Exclusive Roundup Sale Period.”

(c)	Section 10.6 of the Agreement is hereby amended by adding, immediately after Section 10.6(d) of the Agreement, as Section 10.6(e), the following text:

“(e) Noncompetition. In the event of a termination of this Agreement by Monsanto pursuant to Section 10.4(a)(2) hereof, or by the Agent pursuant to Section 10.6(c)(1) hereof, then notwithstanding the provisions of Section 6.13 hereof, either party may, no earlier than three (3) years prior to the expiration of the Noncompetition Period, commence non-commercial activities (including formulation development, regulatory registrations, packaging and delivery systems development, and advertising and promotional material development and any other activities not prohibited by Section 6.13 of this Agreement during the Noncompetition Period, but excluding consumer-facing efforts or communications) for the sole purpose of such party’s preparation to launch any competing product upon expiration of the Noncompetition Period; and provided, that either party may, no earlier than twelve (12) months prior to the expiration of the Noncompetition Period, engage with retail customers for the sole purpose of selling-in competing products (provided that no product may be shipped to a retail customer or distributor prior to the end of the Noncompetition Period).”

(d)
The parties acknowledge that there is disagreement regarding the scope of Section 6.13 of the Agreement in connection with non-commercial activities. Nothing contained in Section 1.05(c) hereof is intended to interpret the scope of Section 6.13 of the Agreement or prejudice either of the party’s positions with respect to Section 6.13 of the Agreement.

Section 1.06    Amendments Related to Certain Changes of Control or Changes of Significant Ownership of Scotts Miracle-Gro.

(a)	Section 1.1 of the Agreement is hereby amended by adding the following text as defined terms into Section 1.1 in alphabetical order:

““Ag Competitor” means any company developing, manufacturing, selling, marketing and/or distributing agricultural herbicides with net sales of agricultural herbicides in excess of Three Billion Dollars ($3,000,000,000) including, without limitation, The Dow Chemical Company, Bayer AG, Syngenta AG, BASF SE and E. I. DuPont de Nemours and Company (or any Affiliate of any of such entities and its and their successors and assigns).”

““North America Territories” means the United States of America, Puerto Rico, Canada and the Caribbean countries.”

““Other Included Markets” means any Included Market other than the North America Territories.”

““Scotts Miracle-Gro” means The Scotts Miracle-Gro Company, an Ohio corporation and the parent of the Agent.”

““Scotts Miracle-Gro Sale” means (a) any Change of Control of (i) Scotts Miracle-Gro, (ii) the Agent, or (iii) any entity directly or indirectly controlling the Agent or any other Affiliate of the Agent to whom this Agreement may be transferred pursuant to Section 11.8 of this Agreement (Scotts Miracle-Gro or any such other entity, the “SMG Target”), or (b) the assignment of this Agreement pursuant to Section 11.8(iii) of this Agreement.”

““SMG Target” shall have the meaning set forth in the definition of Scotts Miracle-Gro Sale.”

(b)	Article 2 of the Agreement is hereby amended by adding, immediately after Section 2.5 of the Agreement (as provided in Section 1.02 of this Amendment), as Section 2.6, the following text:

“Section 2.6    Scotts Miracle-Gro Sale.

(a)    Scotts Miracle-Gro Sale Procedures

(i)    Private or Public Sale Process. If, at any time or from time to time, Scotts Miracle-Gro initiates a public or private sale process involving the solicitation of two or more indications of interest in connection with a contemplated Scotts Miracle-Gro Sale, Scotts Miracle-Gro agrees to provide Monsanto timely notice of such process and to offer to include Monsanto in such process on the same basis as other participants therein.

(ii)    Potential Sale to Ag Competitors. If Scotts Miracle-Gro (A) receives an unsolicited proposal with respect to a potential Scotts Miracle-Gro Sale with any Ag Competitor or (B) solicits or makes a formal determination to solicit or make any proposal with respect to a potential Scotts Miracle-Gro Sale or enters into an agreement relating to the provision of information with respect to a potential Scotts Miracle-Gro Sale with any Ag Competitor, Scotts Miracle-Gro agrees to provide Monsanto with timely notice of such proposal and to provide Monsanto with, in the case of (A) above, at least five (5) Business Days after the date of receipt of such notice to respond to such proposal or, in the case of (B) above, at least ten (10) Business Days after the date of receipt of such notice to respond to such proposal, prior to entering into a definitive agreement, letter of intent, memorandum of understanding or similar document with any such entity; and provided further, that during such five (5) or ten (10) Business Day period, Scotts Miracle-Gro and Monsanto shall conduct non-exclusive negotiations with respect to any potential Scotts Miracle-Gro Sale to Monsanto.”

Section 1.07    Amendment Related to the Termination Fee. Section 10.4(d) of the Agreement is hereby amended by deleting in its entirety the table set forth in Section 10.4(d) and replacing it with the following table:

“Program Year	Termination Fee

2015 Program Year and thereafter
The greater of (i) $200MM or (ii) four (4) times an amount equal to (A) the average of the Program EBIT for the three (3) trailing Program Years prior to the year of termination, minus (B) the 2015 Program EBIT.

For example, if the Roundup Sale occurs in 2033 (all expressed in $MM):

2015	2030	2031	2032	3 year Avg	Termination Fee
$220	$310	$309	$314	$311	$364”

Section 1.08    Amendments Related to Termination Rights.

(a)	Section 10.4(a)(2) of the Agreement is hereby deleted in its entirety and replaced with the following text:

“(2)    A Change of Control with respect to Monsanto or a Roundup Sale, in each case, by giving the Agent a notice of termination, such termination to be effective at the end of the fifth (5th) full Program Year after such notice is provided.”

(b)	Section 10.4(b)(4) of the Agreement is hereby deleted in its entirety and replaced with the following text:

“(4)    [Intentionally omitted.];”

(c)	Section 10.4(b)(5) of the Agreement is hereby deleted in its entirety and replaced with the following text:

“(5)    [Intentionally omitted.];”

(d)	Section 10.4(b)(7) of the Agreement is hereby deleted in its entirety and replaced with the following text:

“(7) the occurrence of a Change of Control of an SMG Target without the prior written consent of Monsanto, unless the Agent has determined in its reasonable commercial opinion that such acquiror can and will fully perform the duties and obligations of the Agent under this Agreement;”

(e)	Section 10.4(b)(8) of the Agreement is hereby deleted in its entirety and replaced with the following text:

“(8) [Intentionally omitted.];”

(f)	The definitions of “Change of Significant Ownership” and “Egregious Injury” in Section 1.1 of the Agreement are hereby deleted in their entirety.

(g)	The definition of “Acquiror” in Section 1.1 of the Agreement is hereby deleted in its entirety.

(h)	The first three lines of Section 10.4(g) of the Agreement are hereby deleted in their entirety and replaced with the following text:

“(g) Arbitration. In the event either party claims that a Material Breach, a Material Fraud, or Material Willful Misconduct has been committed by the other party (the “Breaching Party”), or this Agreement otherwise explicitly provides that the provisions of this Section 10.4(g) apply, the following procedures shall apply:”

(i)	Section 1.1 of the Agreement is hereby amended by adding the following text as defined terms into Section 1.1 in alphabetical order:

““Additional Commission Amount” shall have the meaning set forth in Section 10.5(d)(iv).”

““Brand Decline Event” shall have the meaning set forth in Section 10.5(d)(i).”

(j)	Section 10.5 of the Agreement is hereby amended by adding, immediately after subsection (c) of Section 10.5, as subsection (d), the following text:

“(d) Brand Decline Event.

(i) If prior to Program Year 2023

(A) the Sell-Through Business has declined by more than twenty-five percent (25%) as compared to the Sell-Through Business for Program Year 2014 due to legal, regulatory, governmental or non-governmental organization actions adversely affecting the market for Roundup Products or due to diminished consumer or retailer acceptance of Roundup Products due to anti-Monsanto or anti-glyphosate sentiment, or

(B) there has been a significant decline in the overall health and goodwill of the Roundup brand, as measured by industry standard market research and best practices such as attitude and usage studies (provided that the decline is not primarily due to the acts or omissions of the Agent or its Affiliates), and, in the case of (A) or (B),

(C) such declines cannot be remedied by the end of the next full Program Year,

then the Agent may provide notice to Monsanto of such alleged declines (such declines, a “Brand Decline Event”).

(ii) If Monsanto does not contest the occurrence of the alleged Brand Decline Event by submitting such alleged Brand Decline Event to resolution through arbitration in accordance with the provisions of Section 10.4(g) of this Agreement within ninety (90) days of receipt of such notice from the Agent, then that Brand Decline Event shall be deemed to have occurred as of the date of such notice, and thereafter the Agent shall be entitled to either, as the Agent’s sole remedy, (x) terminate this Agreement, which termination shall be effective at the end of the third (3rd) full Program Year following the Program Year in which the Agent delivers notice of termination pursuant to this Section 10.5(d)(ii), or (y) not terminate this Agreement and be entitled to the Additional Commission Amount (in addition to the Commission) set forth in Section 10.4(d)(iv) below, which Additional Commission Amount shall be subject to all other terms and conditions of this Agreement with respect to the Commission, except as otherwise expressly stated in this Section 10.5(d).

(iii) If Monsanto does contest the occurrence of the alleged Brand Decline Event by submitting such alleged Brand Decline Event to resolution through arbitration in accordance with the provisions of Section 10.4(g) of this Agreement within ninety (90) days of receipt of such notice from the Agent, then the question of whether a Brand Decline Event has occurred will be finally determined in accordance with the provisions of Section 10.4(g) of this Agreement, and if a Brand Decline Event is finally determined to have occurred, then the Brand Decline Event shall be deemed to have occurred as of the date of such notice, and thereafter the Agent shall be entitled to either, as the Agent’s sole remedy, (x) terminate this Agreement, which termination shall be effective at the end of the third (3rd) full Program Year following the Program Year in which the Agent delivers notice of termination pursuant to this Section 10.5(d)(iii), or (y) not terminate this Agreement and be entitled to the Additional Commission Amount (in addition to the Commission) set forth in Section 10.4(d)(iv) below, which Additional Commission Amount shall be subject to all other terms and conditions of this Agreement with respect to the Commission, except as otherwise expressly stated in this Section 10.5(d).

(iv) The amounts of the “Additional Commission Amount” mean, depending on the Program Year in which the Brand Decline Event occurs, the amounts indicated in the table below for the Program Years indicated:

Year of Brand Decline Event =>	Program Year 2015/2016	Program Year 2017	Program Year 2018	Program Year 2019	Program Year 2020	Program Year 2021	Program Year 2022
Additional Commission Amount in Program Year 2016	$10MM
Additional Commission Amount in Program Year 2017	$10MM	$10MM
Additional Commission Amount in Program Year 2018	$10MM	$10MM	$10MM
Additional Commission Amount in Program Year 2019	$10MM	$10MM	$10MM	$10MM
Additional Commission Amount in Program Year 2020	$10MM	$10MM	$10MM	$10MM	$10MM
Additional Commission Amount in Program Year 2021		$10MM	$10MM	$10MM	$10MM	$8MM
Additional Commission Amount in Program Year 2022		$10MM	$10MM	$10MM	$10MM	$8MM	$6MM
Additional Commission Amount in Program Year 2023			$10MM	$10MM	$10MM	$8MM	$6MM
Additional Commission Amount in Program Year 2024			$10MM	$10MM	$10MM	$8MM	$6MM
Additional Commission Amount in Program Year 2025						$8MM	$6MM
Additional Commission Amount in Program Year 2026							$6MM”

Section 1.09    Amendments Related to Assignments.

(a)	Section 1.1 of the Agreement is hereby amended by adding the following text as a defined term into Section 1.1:

““License Agreement” means the Lawn and Garden Brand Extension Agreement entered into as of May 15, 2015 by and between Monsanto and the Agent.”

(b)	Section 11.8 of the Agreement is hereby deleted in its entirety and replaced with the following text:

“Section 11.8    Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  Except as set forth in this Section 11.8 or Section 2.3, and except for a Change of Control under Section 10.4(b)(7) that does not provide Monsanto termination rights under this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by a party (by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the foregoing, (i) Monsanto shall have the right to transfer and assign its rights, interests and obligations hereunder to any of its Affiliates; provided, that Monsanto shall remain liable for the performance of its obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 11.8; (ii) the Agent shall have the right to transfer and assign its rights, interests and obligations hereunder to any of its Affiliates; provided, that the Agent shall remain liable for the performance of its obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 11.8; and (iii) the Agent shall be entitled to transfer and assign its rights, interests and obligations hereunder and under the License Agreement with respect to the North America Territories and any Other Included Markets; provided, that with respect to this clause (iii), (A) in addition to an assignment of the North America Territories, the Agent may only make three (3) assignments pursuant to this clause (iii) during the term of this Agreement, and provided, further, that with respect to this clause (iii) the Agent determines in its reasonable commercial opinion that the assignee of such rights can and will fully perform the duties and obligations under the License Agreement and with respect to the Roundup L&G Business in such Included Markets as specified in the License Agreement and this Agreement and provided, further, that any such assignee shall be subject to the provisions of the License Agreement and this Agreement as if it were an original party to each agreement. For the avoidance of doubt, in no event shall this Agreement be transferred, delegated, or assigned by a party (by operation of law, Change of Control, or otherwise) to a third party unless the applicable portions of the License Agreement are also transferred to such third party.”

Section 1.10    Amendment Related to Commission.

(a)	Section 3.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following text:

“(a)    Amount of Commission. In consideration to the Agent for performance of its duties and obligations hereunder, the Agent shall be entitled to a Commission (“Commission”). Such Commission shall represent a percentage of the Program EBIT realized by the Roundup L&G Business which percentage shall vary in accordance with the formula set forth below:

(i) Program Years 2016, 2017 and 2018: The Commission shall be equal to:

Amount of Program EBIT Commission Threshold	Amount of Program EBIT Multiplied By:
$0	50%

(ii) Program Year 2019 and thereafter: The Commission Threshold shall be $40MM.

Amount of Program EBIT Commission Threshold	Amount of Program EBIT Multiplied By:
$0 - Commission Threshold	0%
Above Commission Threshold	50%

provided, the Commission Thresholds set forth above may be amended from time to time by mutual agreement of the parties following the inclusion or exclusion of either new or existing countries in the Included Markets, including Activated Included Markets, or Excluded Markets, as applicable.

Section 1.11    Amendment Related to Additional Obligations of the Parties. Article 6 of the Agreement is hereby amended by adding, immediately after Section 6.16, as Section 6.17, the following text:

“Section 6.17. Additional Covenant of the Agent. The Agent shall not take any action or fail to take any action that materially adversely impacts the Roundup brand or the Ag Market; provided, however, that the Agent shall have no liability for any event resulting primarily by an act or omission of Monsanto or its Affiliates.”

Section 1.12    Amendment Related to New Roundup Products.

(a)	Section 1.1 of the Agreement is hereby amended by adding the following text as a defined term into Section 1.1:

““Agent Proposed Product” shall have the meaning set forth in Section 6.10(b).”

(b)
Section 6.10 of the Agreement is hereby amended by making the current language in Section 6.10 of the Agreement as subsection (a) of Section 6.10 and by adding the following text as a new subsection (b) to Section 6.10:

“(b)    During the term of this Agreement, the Agent may, from time to time, propose that Monsanto utilize a different formulation of non-selective herbicide product for Lawn and Garden Use that may or may not contain Glyphosate (an “Agent Proposed Product”) and offer the Agent the exclusive agency and distribution rights to such Agent Proposed Product under this Agreement. Any Agent Proposed

Product proposal shall contain supporting detail. The Agent shall supply Monsanto with any information Monsanto reasonably requests as part of its evaluation. Monsanto shall not unreasonably delay its evaluation of an Agent Proposed Product following receipt of any such information. Monsanto shall give good faith consideration to all Agent Proposed Products, and provided that Monsanto shall have the sole discretion in branding any Agent Proposed Product, Monsanto shall not unreasonably refuse to submit to the Agent a Product Offer for an Agent Proposed Product under Section 6.10(a) that is, in Monsanto’s reasonable discretion, commercially attractive, taking into account all relevant legal, financial, regulatory and other material aspects, including, without limitation, any possible effect of such Agent Proposed Product on Monsanto's overall business and business prospects.”

Section 1.13    Other Amendments.

(a)	The last sentence of Section 2.3 of the Agreement shall be deleted.

(b)	Section 2.2(a)(ii)(7) of the Agreement shall be deleted in its entirety and replaced with the following:

“(7) Promotion of Roundup Products. Continuously throughout the term of this Agreement, the Agent shall promote the sale of Roundup Products in a commercially reasonable manner generally consistent with other products or product lines, of similar volume or having similar margins (as compared to the overall Roundup P&L margins), of the Agent.”

(c)	The last sentence of Section 6.4 of the Agreement shall be deleted in its entirety and replaced with the following:

“Further, the Agent shall ensure that the appropriate personnel are compensated in a manner reasonably intended to encourage them to promote the sale of Roundup Products in a commercially reasonable manner generally consistent with other products or product lines, of similar volume or having similar margins (as compared to the overall Roundup P&L margins), of the Agent.”

ARTICLE II
MISCELLANEOUS

Section 2.01    Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

Section 2.02    Severability.     If any provision of this Amendment (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to the Agreement or any other persons or circumstances, so long as the economic or legal substance of the transactions contemplated hereby and pursuant to the Agreement is not affected in any manner materially adverse to any party.

Section 2.03    Amendment and Restatement. The parties agree that the Agreement should be amended and restated to address and incorporate the numerous amendments and side letters, including this Amendment, that have been entered into since the last amendment and restatement on November 11, 1998, to eliminate anachronistic provisions and to incorporate course of conduct and practices that have developed since such date. The parties agree to negotiate in good faith to complete an amendment and restatement as soon as reasonably practicable and to commit appropriate resources, internal and external, to such effort.

Section 2.04    Mutual Release.

(a)
Monsanto, together with its Affiliates, which it represents and warrants that it can and hereby does bind, hereby releases, acquits and forever discharges the Released Scotts Parties from all Claims arising out of or under (i) the Agreement, (ii) amendments to the Agreement made prior to the Effective Date, and (iii) side letter agreements made prior to the Effective Date that address practices or disputes under the Agreement or any amendments thereto. For the avoidance of doubt, this paragraph does not apply to a breach of the Agreement, or such amendments or such side letter agreements, where such breach occurs on or after the Effective Date, unless such otherwise breaching activity constitutes the same continuing activity or course of conduct, known by Monsanto to have been occurring since the beginning of Program Year 2014, that was released, acquitted and discharged hereunder.

(b)
The Agent, together with its Affiliates, which it represents and warrants that it can and hereby does bind, hereby releases, acquits and forever discharges the Released Monsanto Parties from all Claims arising out of or under (i) the Agreement, (ii) amendments to the Agreement made prior to the Effective Date, and (iii) side letter agreements made prior to the Effective Date that address practices or disputes under the Agreement or amendments thereto. For the avoidance of doubt, this paragraph does not apply to a breach of the Agreement, or such amendments or such side letter agreements, where such breach occurs on or after the Effective Date, unless such otherwise breaching activity constitutes the same continuing activity or course of conduct, known by the Agent to have been occurring since the beginning of Program Year 2014, that was released, acquitted and discharged hereunder.

(c)
This Section 2.04 shall not alter or affect any contracts or agreements between the Monsanto Parties and the Scotts Parties made prior to the Effective Date that are not the express subject of the Agreement, as amended by this Amendment.

(d)
For purposes of this Section 2.04, “Claim” means any and all manner of claims and affirmative defenses, counterclaims, demands, actions, petitions, causes of action, suits, proceedings, investigations, damages, losses, liabilities, judgments, debts, claims over, accounts, warranties, liens, fines, administrative penalties, costs or expenses whatsoever (including court costs and reasonable fees of attorneys and other professionals) wherever arising, but only if known by the aggrieved party at the time of the Effective Date, and whether based on contract law, tort law, equity, statute, regulation, or any other source of law, and including for specific performance, declaratory judgment, injunctive relief, patent infringement, patent invalidity, patent unenforceability, violations of the antitrust, unfair trade practices, and/or competition laws, false advertising, false marking, unfair or deceptive acts or practices, product disparagement, unfair competition, restraint of trade, misappropriation, conversion, trade secret misappropriation, breach of contract, negligence, defamation, tortious interference, negligent misrepresentation, or failure to meet regulatory requirements or standards; provided, however, that a Claim does not include any demand, action, petition, cause of action, suit, or other proceeding to the extent that it asserts fraud or intentional misrepresentation as the basis for recovery.

(e)
“Released Scotts Parties” means the Agent and its current (as of the Effective Date) and former Affiliates and their respective past and present (as of the Effective Date) direct and indirect predecessors, successors, assigns, and all of their respective past and present (as of the Effective Date) officers, directors (with respect to directors and officers, in their individual and representative capacities), stockholders, employees, agents, and attorneys.

(f)
“Released Monsanto Parties” means Monsanto and its current (as of the Effective Date) and former Affiliates and their respective past and present (as of the Effective Date) direct and indirect predecessors, successors, assigns, and all of their respective past and present (as of the Effective Date) officers, directors (with respect to directors and officers, in their individual and representative capacities), stockholders, employees, agents, and attorneys.

Section 2.05    Publicity. The parties agree to confer and consult with each other regarding the contents of any press release(s) announcing the execution of this Amendment or the other 2015 Agreements. Each party shall have the right to review and provide comments to any such press release(s), which comments shall be given due consideration by the other party.

Section 2.06    Effect of Amendment. All terms and conditions of the Agreement not amended, replaced or modified hereby shall remain in full force and effect as set forth in the Agreement.

Section 2.07    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (exclusive of such state’s choice of laws or conflicts of laws rules).

[Signature Page Follows]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above mentioned.

MONSANTO COMPANY
By:	/s/ HUGH GRANT
Name:	Hugh Grant
Title:	Chairman and Chief Executive Officer

THE SCOTTS COMPANY LLC
By:	/s/ JAMES HAGEDORN
Name:	James Hagedorn
Title:	President and Chief Executive Officer

Schedule 1.1(a)

Activated Included Markets

The United States of America
Belgium
Denmark
Norway
Sweden
EIRE
France
Germany
Netherlands
Canada
Australia
Puerto Rico
United Kingdom
Austria
Finland
Luxembourg
Mexico
Iceland
Malta
Italy
Poland
Czech Republic
Slovakia
Hungary
New Zealand
Portugal
Russia
The Republic of South Africa
Spain
Switzerland
Ukraine